
                               Pacific Century Financial Corporation
                        Exhibit 99 - Statement Regarding Computation of Ratios
                                     Three Months Ended March 31



         (in millions of dollars)                                        1998        1997

         Earnings:
         1.  Income Before Income Taxes                                   $54.6       $55.6
         2.  Plus:  Fixed Charges Including Interest on Deposits          131.7       126.7
                                                                          -----       -----
         3.  Earnings Including Fixed Charges                             186.3       182.3
         4.  Less:  Interest on Deposits                                   79.9        76.8
                                                                          -----       -----
         5.  Earnings Excluding Interest on Deposits                     $106.4      $105.5
                                                                         ======      ======

         Fixed Charges:
         6.  Fixed Charges Including Interest on Deposits                $131.7      $126.7
         7.  Less:  Interest on Deposits                                   79.9        76.8
                                                                          -----       -----
         8.  Fixed Charges Excluding Interest on Deposits                 $51.8       $49.9
                                                                         ======      ======
         Ratio of Earnings to Fixed Charges:
             Including Interest on Deposits  (Line 3 divided by Line 6)     1.4 x       1.4 x
             Excluding Interest on Deposits (Line 5 divided by Line 8)      2.1 x       2.1 x
